
                                                                                                                     EXHIBIT 12
                                                                                                                    PAGE 1 OF 2

                                                THE UNITED ILLUMINATING COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                        (IN THOUSANDS)




                                                                  YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------
                                            1994            1995           1996           1997          1998
                                            ----            ----           ----           ----          ----
EARNINGS
     Net income                           $ 46,795        $ 50,393       $ 39,096       $ 45,791      $ 42,190
     Federal income taxes                   34,551          41,951         35,252         30,186        37,424
     State income taxes                      6,216          12,976          8,506          8,651        10,329
     Fixed charges                          88,093          83,994         80,097         78,016        67,871
                                           -------         -------        -------        -------       -------

     Earnings available for fixed charges $175,655        $189,314       $162,951       $162,644      $157,814
                                          ========        ========       ========       ========      ========

FIXED CHARGES
     Interest on long-term debt           $ 73,772        $ 63,431       $ 66,305       $ 63,063      $ 50,129
     Other interest                         10,301          16,723          9,534         10,881        13,831
     One third of rental charges             4,020           3,840          4,258          4,072         3,911
                                          --------        --------       --------       --------      --------

                                          $ 88,093        $ 83,994       $ 80,097       $ 78,016      $ 67,871
                                          ========        ========       ========       ========      ========

RATIO OF EARNINGS TO FIXED
   CHARGES                                    1.99            2.25           2.03           2.08          2.33
                                          ========        ========       ========       ========      ========



                                                                                                                     EXHIBIT 12
                                                                                                                    PAGE 2 OF 2

                                                THE UNITED ILLUMINATING COMPANY

                                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                            AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                         (IN THOUSANDS)




                                                                      YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------------
                                                    1994          1995           1996           1997         1998
                                                    ----          ----           ----           ----         ----
EARNINGS
     Net income                                   $ 46,795      $ 50,393       $ 39,096       $ 45,791     $ 42,190
     Federal income taxes                           34,551        41,951         35,252         30,186       37,424
     State income taxes                              6,216        12,976          8,506          8,651       10,329
     Fixed charges                                  88,093        83,994         80,097         78,016       67,871
                                                   -------       -------        -------        -------      -------

    Earnings available for combined fixed
       charges and preferred stock
       dividend requirements                      $175,655      $189,314       $162,951       $162,644     $157,814
                                                  ========      ========       ========       ========     ========

FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS
     Interest on long-term debt                   $ 73,772      $ 63,431       $ 66,305       $ 63,063     $ 50,129
     Other interest                                 10,301        16,723          9,534         10,881       13,831
     One third of rental charges                     4,020         3,840          4,258          4,072        3,911
     Preferred stock dividend requirements (1)       6,223         2,778            699            379          428
                                                  --------      --------       --------       --------     --------
                                                  $ 94,316      $ 86,772       $ 80,796       $ 78,395     $ 68,299
                                                  ========      ========       ========       ========     ========

RATIO OF EARNINGS TO FIXED
   CHARGES AND PREFERRED
   STOCK DIVIDEND REQUIREMENTS                        1.86          2.18           2.02           2.07         2.31
                                                  ========      ========       ========       ========     ========

------------

(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.